Exhibit 99.1

FOR IMMEDIATE RELEASE

XELR8 REPORTS NUMBER OF DISTRIBUTORS IN DIRECT

SELLING NETWORK SURPASSES 3,000 IN AUGUST

5.93% Net Growth Over July; 67% Net Growth Year-to-Date

Denver, CO – (PR NEWSWIRE) – September 12, 2006 – VitaCube Systems Holdings, Inc., d/b/a/ XELR8 Holdings, Inc. (AMEX:PRH), a provider of functional foods, beverages and nutritional supplements, today announced that the number of distributors comprising its national direct selling network grew to 3,053 in August, representing a 5.93% net increase over the number reported as of July 31, 2006.  Year-to-date, the network has realized a net increase of 1,227 new distributors, representing 67% net growth.

“Surpassing the 3,000 mark was an important psychological benchmark for XELR8 as we continued to focus on our ultimate objective of building our network to exceed 6,500 direct selling professionals by mid-2007,” stated Earnest Mathis, XELR8 Chairman and CEO.  “With prevailing emphasis on network expansion in key metro markets across the United States, we are enthused by the steady, consistent growth trend we continue to experience.”

About XELR8 Holdings, Inc.

VitaCube Systems Holdings, Inc., d/b/a/ XELR8 Holdings, Inc., is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance.  XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle.  XELR8’s commitment to quality, science, and research has earned them a loyal following of over 350 world-class athletes and an elite list of endorsers, such as five-time Cy Young Award Winner Randy Johnson; Super Bowl Champions Mike Alstott, Lawyer Milloy and Head Coach Mike Shanahan; professional football superstar Cadillac Williams; Olympians Briana Scurry and Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr.  XELR8 products are only available through independent distributors located throughout the nation.  For more information about XELR8, please visit www.xelr8.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for XELR8’s distribution network. Actual results may differ from those discussed in such forward-looking statements. These forward-looking statements include risks and uncertainties that include the Company’s ability to attract and retain distributors; changes in demand for the Company’s products; changes in the level of operating expenses; changes in general economic conditions that impact consumer behavior and spending; product supply; the availability, amount, and cost of capital for the Company; and the Company’s use of such capital. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005 and all subsequent filings. Certain statements in this release regarding the Company’s agreements are in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.

Company Contacts:	VitaCube d/b/a XELR8 Holdings, Inc.	Elite Financial Communications Group, LLC
	Earnest Mathis, CEO	Dodi Handy, President and CEO
	(303) 316-8577, x228	(407) 585-1080
	emathis@xelr8.com	prh@efcg.net